Exhibit 5.1
February 5, 2010
COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
Re:	Coeur d’Alene Mines Corporation Senior Term Notes due December 31, 2012 Common Stock
Ladies and Gentlemen:
     As General Counsel for Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), I have examined the Registration Statement on Form S 3 (File No. 333-161617) (the “Registration Statement”) of the Company, as supplemented by the prospectus supplement filed on February 5, 2010 (the “Prospectus Supplement”), each filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of $100 million principal amount of its Senior Term Notes due December 31, 2012 (the “Notes”) and shares of its common stock, par value $0.01 per share (the “Common Stock”). The Notes have been issued pursuant to an Indenture (the “Original Indenture”), dated as of February 5, 2010, by and between the Company and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture, dated February 5, 2010 (the Original Indenture, as supplemented, the “Indenture”).
     For the purposes of the opinions set forth below, I have examined and am familiar with the proceedings taken by the Company in connection with the authorization of the Notes and the Common Stock and the filing of the Registration Statement and Prospectus Supplement. I have also made such other factual and legal inquiries and examinations as I deemed necessary and appropriate under the circumstances. In arriving at the following opinions, I have relied, among other things, upon my examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.
Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213
www.coeur.com

     Based upon the foregoing examination and in reliance thereon, I am of the opinion that:
1.	The Original Indenture and the Supplemental Indenture have been duly authorized and validly executed and delivered by the Company

2.	The Notes have been duly executed and validly issued and delivered.

3.	With respect to the Common Stock to be issued by the Company on February 23, 2010, such Common Stock will, when issued in accordance with the terms of the Securities Purchase Agreement, dated as of February 5, 2010, among the Company, Sonoma Capital Offshore, Ltd., Sonoma Capital, L.P., Manchester Securities Corp, JGB Capital L.P., JGB Capital Offshore Ltd. and SAMC LLC, be validly issued, fully paid and non-assessable.

4.	With respect to the Common Stock to be issued by the Company from time to time as interest on the Notes, such Common Stock will, when issued in accordance with the terms of the Notes, be validly issued, fully paid and non-assessable.
     I render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the General Corporation Law of the State of Idaho. This opinion is limited to the effect of the present state of the laws of the United States of America and the State of Idaho and the facts as they presently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in such facts.
     For the purpose of the opinion to be provided by the law firm of Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by that law firm as if it were addressed to that firm. I consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission under the Act.

Very truly yours,
/s/ Kelli Kast, Esq.
KELLI KAST, ESQ.